Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
among
TALON HOLDINGS, INC.,
TALON MERGER SUB, INC.
and
TOLLGRADE COMMUNICATIONS, INC.
Dated as of February 21, 2011

i

ii

iii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 9.3(a)
Acquisition Proposal	Section 9.3(b)
Action	Section 9.3(c)
affiliate	Section 9.3(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.4(d)(iv)
Anti-Takeover Statutes	Section 3.16
Antitrust Law	Section 9.3(e)
Articles of Incorporation	Section 3.2
Authorized Committee	Section 9.3(f)
beneficially owned	Section 9.3(g)
Book-Entry Shares	Section 2.3(b)
Business Day	Section 9.3(h)
Bylaws	Section 3.2
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.10(c)
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(a)(iii)
Company Adverse Recommendation Notice	Section 6.4(d)(iii)
Company Board	Recitals
Company Cash Based Award	Section 2.2(d)
Company Cash Deposit	Section 2.3(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 3.10(a)
Company Inbound Agreements	Section 3.17(d)
Company IP	Section 9.3(i)
Company Outbound Agreements	Section 3.17(d)
Company Performance Share	Section 2.2(c)

i

Company Performance Unit	Section 2.2(c)
Company Plan	Section 3.10(a)
Company Recommendation	Section 3.4
Company Related Parties	Section 9.3(j)
Company Requisite Vote	Section 3.4
Company Restricted Stock	Section 2.2(b)
Company SAR	Section 2.2(a)
Company Securities	Section 3.3(a)
Company Software Products	Section 9.3(k)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Confidentiality Agreement	Section 6.3(d)
Contract	Section 3.5(a)
control	Section 9.3(l)
D&O Insurance	Section 6.6(c)
DTC	Section 2.3(c)
DTC Payment	Section 2.3(c)
Effective Time	Section 1.2
e-mail	Section 9.2
Environmental Laws	Section 3.18(c)(i)
Environmental Permits	Section 3.18(c)(ii)
Equity Financing	Section 4.7
Equity Financing Commitment	Section 4.7
ERISA	Section 3.10(a)
Exchange Act	Section 3.5(b)
Expenses	Section 9.3(m)
Financial Advisor	Section 3.21
Foreign Merger Control Laws	Section 3.5(b)
GAAP	Section 3.7(b)
Governmental Entity	Section 3.5(b)
Guarantor	Recitals
Guaranty	Recitals
Hazardous Materials	Section 3.18(c)(iii)

HSR Act	Section 3.5(b)
Indentified Company Representations	Section 9.3(n)
Indemnified Parties	Section 6.6(a)
Indebtedness	Section 9.3(o)
Intellectual Property Rights	Section 9.3(p)
knowledge	Section 9.3(q)
Law	Section 3.6(a)
Leased Real Property	Section 3.13
Licenses	Section 3.6(b)
Liens	Section 3.13
Major Customers	Section 3.24
Major Suppliers	Section 3.24
Material Adverse Effect	Section 9.3(r)
Material Contract	Section 3.19(a)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Minimum Company Cash	Section 2.3(a)
NASDAQ	Section 3.5(b)
Net Cash Balance	Section 2.3(a)
Order	Section 3.6(a)
PA Articles of Merger	Section 1.2
PaBCL	Recitals
Parent	Preamble
Parent Fee	Section 8.5(c)
Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 6.5(b)
Parent Related Parties	Section 8.5(d)(ii)
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
Permitted Liens	Section 3.13
person	Section 9.3(s)

Preferred Stock	Section 3.3(a)
Protected Period	Section 6.5(a)
Proxy Statement	Section 3.15
Real Property Leases	Section 3.13
Registered IP	Section 9.3(t)
Representatives	Section 9.3(u)
Required Information	Section 6.13(b)
Sarbanes-Oxley	Section 3.7(a)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Shares	Section 2.1(a)
Shareholders Meeting	Section 6.2(a)
Software	Section 9.3(v)
Solvent	Section 4.11
subsidiary, subsidiaries	Section 9.3(w)
Superior Proposal	Section 9.3(x)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(z)
Taxes	Section 9.3(y)
Termination Date	Section 8.2(a)
Termination Fee	Section 8.5(b)
Third Party	Section 9.3(aa)
WARN	Section 5.1(t)

Execution Version
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of February 21, 2011 (this “Agreement”), among Talon Holdings, Inc., a Delaware corporation (“Parent”), Talon Merger Sub, Inc., a Pennsylvania corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Tollgrade Communications, Inc., a Pennsylvania corporation (the “Company”).
     WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Pennsylvania Business Corporation Law (the “PaBCL”), upon the terms and subject to the conditions set forth herein and (ii) approved this Agreement in accordance with the PaBCL;
     WHEREAS, the respective board of directors of Parent and Merger Sub has each determined that it is in the best interests of their respective stockholders, and the board of directors of each of Parent and Merger Sub has declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Golden Gate Capital Opportunity Fund, L.P. (the “Guarantor”) is entering into a guaranty agreement with the Company (the “Guaranty”) pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the PaBCL, at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     Section 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Reed Smith LLP, 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222, at 10:00 a.m. local time, on the later of (i) the second Business Day after the date of the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) and (ii) the date that is forty-five (45) days following the date hereof; provided that, if at such date the Company does not then have sufficient cash on hand to satisfy the Company Cash Deposit amount required by Section 2.3(a) hereof and meet its other ongoing needs, and such requirement has not been waived by Parent and Guarantor, the Company shall have the right to extend the Closing Date by up to twenty (20) calendar days so as to enable it to meet the Company Cash Deposit requirement (it being agreed that if Parent and Guarantor waive such requirement, the Company shall have no right to extend the Closing Date pursuant to this proviso). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “PA Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with, the relevant provisions of the PaBCL. The Merger shall become effective at such date and time as the PA Articles of Merger are filed with the Department of State of the Commonwealth of Pennsylvania or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the PA Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”
     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the PaBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 1.4 Articles of Incorporation; Bylaws
     (a) Subject to Section 6.6(b), at the Effective Time, the articles of incorporation of the Company shall be amended so that they read in their entirety as set forth in Exhibit A annexed hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.
     (b) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by law.
     Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal.
ARTICLE II
EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS
     Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Each share of common stock, par value $0.20 per share, of the Company (the “Shares” or the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (including each vested share of Company Restricted Stock that is outstanding at the Effective Time), other than any shares of Company Common Stock described in Section 2.1(b), shall be converted into the right to receive ten dollars and ten cents ($10.10) in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.3. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist and each holder of a certificate or certificates representing any Shares shall cease to have any rights with respect thereto (other than the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest). If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, in each case in accordance with Section 5.1, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.
     (b) Each Share held in the treasury of the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto. Any Shares owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in the Company’s capital stock immediately prior to the Effective Time.
     (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with any Shares that remain outstanding pursuant to Section 2.1(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 2.2 Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units, Cash-based Awards.
     (a) Immediately prior to the Effective Time, each then-outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) and each stock appreciation right relating to shares of the Company Common Stock (a “Company SAR”) granted under any director or employee stock option or equity compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be, as of or immediately prior to the Effective Time, canceled and converted into the right to receive, and the Surviving Corporation shall pay to each former holder of any such fully vested converted Company Stock Option or Company SAR, as applicable, at the Effective Time or, if it is not practical to make such payments at the Effective Time, no later than the third (3rd) Business Day following the Effective Time, an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option or Company SAR, as applicable, and (ii) the number of Shares such holder could have purchased (without regard to whether the Company Stock Option or Company SAR is then vested) had such holder exercised such Company Stock Option or Company SAR, as applicable, in full immediately prior to the Effective Time; provided, however, that if the applicable exercise price per Share of such Company Stock Option or Company SAR, as applicable, exceeds the Merger Consideration, then such Company Stock Option or Company SAR, as applicable, shall be canceled without payment of any consideration therefor and shall be of no further force and effect. Prior to the Effective Time, the Company, the Company Board (and any board of directors of any applicable subsidiary) and any applicable committees thereof shall take all actions necessary to terminate, adjust or amend the Company Stock Plans so the Company Stock Options are cancelled and extinguished for the payments provided herein. Parent (and each of its affiliates) is not assuming or continuing any Company Stock Option, Company SAR, stock awards or stock option grants made prior to the Effective Time, if any.
     (b) Immediately prior to the Effective Time, the restrictions applicable to each then-outstanding share of restricted stock granted under any restricted stock award or Company Stock Plan (“Company Restricted Stock”) shall lapse and, to the extent not previously vested, contingent upon the Effective Time, be deemed fully vested, and such Company Restricted Stock shall be, as of or immediately prior to the Effective Time, converted into the right to receive the Merger Consideration in accordance with Section 2.1(a).
     (c) Immediately prior to the Effective Time, each then-outstanding share of Company Restricted Stock and performance share (“Company Performance Share”) and each performance unit (“Company Performance Unit”) granted under any award agreement or Company Stock Plan shall be deemed to have been fully earned for the entire performance period, contingent upon the Effective Time, and paid in full at the Effective Time.
     (d) Immediately prior to the Effective Time, each then-outstanding cash-based award (“Company Cash Based Award”) granted under any award agreement or compensation plan or arrangement of the Company or any Company Stock Plan shall be deemed to have been fully earned for the entire performance period, contingent upon the Effective Time, and paid in full at the Effective Time.
     (e) All amounts payable pursuant to this Section 2.2 to the holders of Company Stock Options, Company SARs, Company Restricted Stock, Company Performance Shares, Company Performance Units and Company Cash Based Awards shall be paid by the Surviving Corporation at the Effective Time or, if it is not practical to make such payments at the Effective Time, no later than the third (3rd) Business Day following the Effective Time, subject to any required withholding Taxes, and may be withheld until a written acknowledgement, in a form mutually agreed to by Parent and the Company prior to the Closing, is obtained from the holder of such Company Stock Option, Company SAR, Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based Award to the effect that (i) the payment contemplated by this Section 2.2, if any, will satisfy in full the Company’s obligation to such person pursuant to such Company Stock Option, Company SAR, Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based Award, as applicable, and (ii) subject to the payment of the same, such Company Stock Option,

Company SAR, Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based Award, as applicable, shall, without any action on the part of the Company or the holder thereof, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder thereof and neither party shall have any further rights or obligations with respect thereto. As soon as reasonably practicable following the date of this Agreement, the Company (and the Company Board and any applicable committees thereof) shall take all actions and/or adopt such resolutions as may be required in order to give effect to and accomplish the transactions contemplated by this Section 2.2.
     Section 2.3 Surrender of Shares.
     (a) Prior to the Closing, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with BNY Mellon or such other paying agent reasonably acceptable to the Company to act as paying agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the shareholders of the Company shall become entitled pursuant to Section 2.1. At or immediately following the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.1, less the amount of the Company Cash Deposit. At or immediately prior to the Effective Time, the Company shall (i) have a Net Cash Balance of not less than $66,000,000 plus an amount of cash equal to the aggregate amount of proceeds payable to the Company in connection with the exercise of Company Stock Options during the period of February 21, 2011 through the Closing Date, and (ii) deposit (or cause to be deposited) with the Paying Agent an amount not less than (A) the Minimum Company Cash less (B) the aggregate amount to be paid in respect of Company Stock Options, Company Restricted Stock, Company Performance Shares, Company Performance Units and Company Cash Based Awards pursuant to Section 2.2 (such deposit, the “Company Cash Deposit”), with the Paying Agent. The funds deposited with the Paying Agent pursuant to this Section 2.3 are referred to as the “Payment Fund”. “Net Cash Balance” of the Company shall mean the sum of the cash, cash equivalents (liquid investments with remaining maturity of three months or less) and marketable securities (excluding restricted cash) of the Company and its subsidiaries, less the sum of (x) indebtedness of the Company and its subsidiaries for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the prepayment thereof on or prior to the Closing Date) and (y) the aggregate amount of all fees and expenses and other obligations paid or to be paid by the Company which are incurred in connection with, or triggered as a result of, the Merger and the other transactions contemplated hereby (including, without limitation, legal fees, advisory fees, and any employee bonuses, retention payments, any amounts payable in respect of any Company SARs pursuant to this Agreement, the Taxes required to be paid by the Company, parachute payment Taxes and other compensation payable as a result of the consummation of the Merger and the other transactions contemplated hereby, and the cost of the “tail” insurance policy described in Section 6.6(c)). “Minimum Company Cash” means $62,000,000 plus an amount of cash equal to the aggregate amount of proceeds payable to the Company in connection with the exercise of Company Stock Options during the period of February 21, 2011 through the Closing Date. The Payment Fund may be invested by the Paying Agent as directed by Parent, provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the shareholders of the Company in the amount of any such losses and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.
     (b) Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.
     (c) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Pittsburgh time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Pittsburgh time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business

Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.
     (d) At any time following the date that is twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.
     (e) Notwithstanding anything herein to the contrary, the Merger Consideration payable in respect of each Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based Award or any Company Stock Option or Company SAR shall be payable pursuant to Section 2.2 and not pursuant to this Section 2.3, no deposit shall be made with the Paying Agent by the Company or Parent pursuant to this Section 2.3 and the procedures of this Section 2.3 in respect of holders of Shares shall not apply to the extent of each Company Restricted Stock, Company Performance Share, Company Performance Unit or Company Cash Based Award or any Company Stock Option or Company SAR.
     (f) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.
     (g) Notwithstanding anything in this Agreement to the contrary, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Stock Options, Company SARs, Company Restricted Stock, Company Performance Shares, Company Performance Units and Company Cash Based Awards in respect of whom such deduction and withholding was made by Parent or the Surviving Corporation.
     (h) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including making an affidavit to that effect and, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth on the corresponding section of the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on its face) or as disclosed in the SEC Reports filed and publicly available from December 31, 2009 to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature), the Company hereby represents and warrants to each of Parent and Merger Sub as of the date hereof that:
     Section 3.1 Organization and Qualification. Each of the Company and each of its subsidiaries (a) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, for any such failures to be duly organized or validly existing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.2 Articles of Incorporation and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the articles of incorporation of the Company, as amended to date (the “Articles of Incorporation”), and the bylaws of the Company (the “Bylaws”) as currently in effect, and copies of the certificate or articles of incorporation, certificate or articles of formation, by-laws, limited liability company operating agreement and similar organizational documents, as the case may be, of each of the Company’s subsidiaries, as amended to date and currently in effect. The Articles of Incorporation and the Bylaws and similar organizational documents of each of the Company’s subsidiaries are in full force and effect, and neither the Company nor any of its subsidiaries is in violation of any provision of the Articles of Incorporation or the Bylaws with respect to the Company or the similar organizational documents with respect to the Company’s subsidiaries.
     Section 3.3 Capitalization.
     (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share

(the “Preferred Stock”). At the close of business on February 21, 2011 (the “Measurement Date”): (i) 13,006,388 Shares were issued and outstanding; (ii)1,161,888 Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) an aggregate of 1,202,316 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options, Company SARs or satisfaction of Company Performance Units in Shares; and (v) 120,111 shares of Company Restricted Stock or Performance Shares were issued and outstanding. From the close of business on the Measurement Date until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise or vesting of Company Stock Options, Company SARs or satisfaction of Company Performance Units in Shares, in each case that were granted or issued prior to the date hereof, in accordance with their terms. Except as set forth above or in Section 3.3(a) of the Company Disclosure Schedule, as of the Measurement Date, (A) there are no outstanding (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) subscriptions, options, warrants, calls or other similar rights to acquire from the Company or its subsidiaries, and no obligation of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any rights to share in the equity, income, revenue or cash flow of the Company (the items in clauses (1), (2) and (3) are referred to collectively as “Company Securities”), (B) there are no outstanding obligations of the Company or any subsidiary to issue, transfer, repurchase, redeem or otherwise acquire any Company Securities., and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character, including, for the avoidance of doubt any profits interests, stock appreciation rights, equity equivalents or phantom stock or any other right to receive payment relating to the issued or unissued capital stock or voting securities of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No Shares are owned by any subsidiary of the Company. Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the Measurement Date, (i) a list of all holders of outstanding Company Stock Options and Company SARs, the date of grant, the number of shares of Company Common Stock subject to such Company Stock Options and Company SARs, the price per share at which such Company Stock Option and Company SARs may be exercised, the vesting schedule, the expiration date, the number of shares of Company Common Stock subject to each such Company Stock Option and Company SAR that is currently exercisable and the status of any Company Stock Option granted as qualified or nonqualified under Section 422 of the Code and (ii) a list of all stockholders agreements, voting trusts, registration rights agreements and other agreements or understandings relating to voting or disposition of any Shares or the capital stock of the Company’s Subsidiaries or granting to any person or group of persons the right to elect, or to designate or nominate for election, a member of the Company Board or the board of directors of any of its subsidiaries. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any Indebtedness.
     (b) All equity interests of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens. As of the date hereof, except for the Company’s subsidiaries or as set forth in Section 3.3(b) of the Company

Disclosure Schedule, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights. Section 3.3(b) of the Company Disclosure Schedule sets forth a list of each subsidiary of the Company as of the date hereof and, for each such subsidiary, the holder(s) of the capital stock of, or other equity interests in, such subsidiary and the jurisdiction in which such subsidiary is organized. As of the date of this Agreement, there are no outstanding (1) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company’s subsidiaries or (2) options or other rights to acquire from the Company’s subsidiaries, and no obligation of the Company’s subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company’s subsidiaries. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.
     Section 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the affirmative vote of at least a majority of the votes cast at a Shareholders Meeting by the holders of the Shares entitled to vote thereon, in accordance with the PaBCL, the Articles of Incorporation and the Bylaws (the “Company Requisite Vote”), and the filing with the Department of State of the Commonwealth of Pennsylvania of the PA Articles of Merger as required by the PaBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Company Board, at a duly called and held meeting, has unanimously adopted resolutions: (a) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders, and declaring it advisable to enter into this Agreement; (b) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolving to recommend that shareholders of the Company adopt this Agreement (the “Company Recommendation”). The only vote of the shareholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.
     Section 3.5 No Conflict; Required Filings and Consents.

     (a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not (i) conflict with or violate the Articles of Incorporation or the Bylaws or other equivalent organizational documents of the Company or any of its subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties or assets are bound or result in the creation of any Lien on the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, Lien, default, loss, right or other occurrence that would not (A) prevent or delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.
     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any transnational, domestic or foreign federal, state or local governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body, including any political subdivision thereof (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law of any jurisdiction (“Foreign Merger Control Laws”), (iii) the applicable requirements of the NASDAQ Global Select Market (“NASDAQ”), (iv) the filing with the Department of State of the Commonwealth of Pennsylvania of the PA Articles of Merger as required by the PaBCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.
     Section 3.6 Compliance.
     (a) To the knowledge of the Company, neither the Company nor any of its subsidiaries is, and since January 1, 2006 none have been, in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, order of any Governmental Entity

(collectively and individually, “Law”), or writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case, whether preliminary, temporary or final (an “Order”) applicable to the Company or any of its subsidiaries or by which the Company’s or any of its subsidiaries’ respective properties or assets are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted or to own, lease or operate their properties or assets, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Licenses of the Company are in full force and effect and no cancellation or suspension of any license is pending or, to the Company’s Knowledge, threatened, except where the failure to be in full force and effect, the cancellation or the suspension, would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 3.7 SEC Filings; Financial Statements.
     (a) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2005 (all such forms, reports, statements, certificates and other documents filed since December 31, 2005, collectively, the “SEC Reports”). Each of the SEC Reports, as of its respective date, or if amended prior to the date hereof, as of the date of such amendment, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the SEC Reports (including any financial statements or other documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Report has been amended or superseded by a later SEC Report filed prior to the date hereof. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.
     (b) Since December 31, 2008, the financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments, none of which adjustments are expected, individually or in the aggregate, to have a Material Adverse Effect) and were prepared in all material respects in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto) (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC). No subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act or required to file any forms, reports or other documents with the SEC.
     (c) Since January 1, 2006, subject to any applicable grace periods, the Company and each of its officers has been and is in compliance with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ, except in the case of clauses (i) and (ii) for any such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.
     (d) (i) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) the Company has disclosed since January 1, 2006 to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from January 1, 2009 to the date of this Agreement. All certificates of the principal executive officer and principal financial officer required by Sarbanes-Oxley to be filed or submitted with the SEC Reports have been so filed or submitted.
     (e) Except (i) as reflected, accrued or reserved against on the face of the Company’s consolidated balance sheet as of September 30, 2010 included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended September 30, 2010, (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2010, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, and (v) as set forth in Section 3.7(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, other than those which have not had and would not have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Company Disclosure Schedules, since September 30, 2010, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice. Since September 30, 2010, there has not been: (a) any change, event, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company to the Company or a subsidiary thereof; (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants of Company Stock Options, Company SARs or other equity awards pursuant to the terms of a Company Stock Plan); (d) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; (e) any material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries, or (f) any action taken by the Company or any of its subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1(a)-(u); provided that, solely for the purposes of this Section 3.8, references to “the date hereof” in clauses (a) through (u) of Section 5.1 shall be deemed to refer to September 30, 2010.
     Section 3.9 Absence of Litigation. Except as set forth in Section 3.9 of the Company Disclosure Schedule, there are no material suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against or affecting or involving the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, settlement entered into in the past twelve months, injunction, action, proceeding, decree or award, except for those that would not, individually or in the aggregate, have a Material Adverse Effect. No officer or director of the Company or any of its subsidiaries is a defendant in any action or suit or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company or its subsidiaries.
     Section 3.10 Employee Benefit Plans.
     (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all retirement, welfare, stock option or equity incentive, fringe benefit, severance, change-in-control, retention bonus, deferred compensation, employee loan, vacation or sick pay plans, programs or arrangements and all other material benefit plans, programs or arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), with respect to which the Company or any of its subsidiaries has any liability or under which any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) has any present or future right to benefits which have been contributed to, sponsored by or maintained by the Company or any of its subsidiaries.
     (b) With respect to each written Company Plan, the Company has made available to

Parent a current, accurate and complete copy thereof and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service, (iii) any summary plan description and other material written communications by the Company or its subsidiaries to Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if applicable.
     (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established, maintained, funded and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (the “Code”), and other applicable Law.
     (d) No Company Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a defined benefit pension plan subject to Title IV of ERISA.
     (e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, no restricted actions, suits or claims, audits or investigations (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.
     (f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.
     (g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, (i) the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code and (ii) neither the Company nor any of its subsidiaries has any obligation pursuant to a written agreement to “gross up” any person for the taxes set forth under Code Section 4999 (or any similar provision of Law).
     (h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedules or as provided in the terms of this Agreement, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement: (i) would entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.
     (i) Except as set forth in Section 3.10(i) of the Company Disclosure Schedules, neither the Company nor any of its subsidiaries has any current or potential obligation to provide post-employment welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.
     (j) The Company has no obligation to pay cash severance to any employees who have terminated employment prior to the date hereof.
     Section 3.11 Labor and Employment Matters. Except as described in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as described in Section 3.11 of the Company Disclosure Schedule, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or affecting or involving the Company or any of its subsidiaries, nor have there been any such strikes, work stoppages, slowdowns, or lockouts within the past three years. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, there are no union organizing efforts involving any Company Employees. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries has complied in all material respects with all applicable laws relating to employment or labor, including provisions thereof relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, workers compensation, collective bargaining and the payment of social security and other taxes.
     Section 3.12 Insurance. Set forth in Section 3.12 of the Company Disclosure Schedule is a list of all insurance policies maintained by the Company and each of its subsidiaries or under which the Company or any of its subsidiaries is currently an insured, a named insured or otherwise the principal beneficiary of coverage and a description of the type of insurance covered by such policies, the names of the insurer, the principal insured, the policy number, the period, scope and amount of coverage and the premium charged. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as the Company reasonably has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies. Except as set forth on Section 3.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (a) maintains any material self-insurance or co-insurance programs, or (b) has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.
     Section 3.13 Properties. Section 3.13 of the Company Disclosure Schedule contains a true and complete list of (i) the addresses of all real property leased, subleased (as either subtenant or sublandlord), licensed or otherwise occupied by the Company or any of its subsidiaries (the “Leased Real Property”), and (ii) the leases for the Leased Real Property

(together with all amendments, extensions, renewals, guaranties, security deposits currently held in connection therewith, and other agreements with respect thereto, the “Real Property Leases”). The Leased Real Property listed on Section 3.13 of the Company Disclosure Schedule constitutes all of the real property used, owned or occupied by the Company or any of its Subsidiaries as of the date hereof. The Company or a subsidiary of the Company owns and has good and marketable title to all of its material personal property and assets and has good and valid leasehold interests in each parcel of Leased Real Property, in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (except in all cases Liens for Taxes not due and payable as of the Closing Date, and other Liens, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or its subsidiaries (collectively, “Permitted Liens”)); provided that no representation is made under this Section 3.13 with respect to any Intellectual Property Rights. Neither the Company nor any of its subsidiaries owns, and, except as set forth on Section 3.13 of the Company Disclosure Schedule, neither has owned within the past five (5) years, any real property. Neither the Company nor any of its subsidiaries has assigned, subleased, licensed, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in any such Real Property Lease.
     Section 3.14 Tax Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been filed (except those under valid extension) and are true, correct and complete in all material respects, (b) as of the date of this Agreement, all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (c) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of its subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its subsidiaries pending or raised by an authority in writing, (d) neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any Taxes, (e) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, (f) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), (g) neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (h) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law) has been entered into by or with respect to Company or any of its subsidiaries, and no taxing authority has issued to the Company or any of its subsidiaries any ruling which has continuing effect, (i) neither the Company nor any of its subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) any adjustments pursuant to Section 481 of the Code or any similar provision of Law (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) deferred gains arising prior to the Closing Date, or (v) an election pursuant to Section 108(i) of the Code, (j) neither the Company nor any of its subsidiaries has engaged in any “reportable transaction” under Section 6011 of the Code and the regulations thereunder, (k) with respect to any contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is party that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, (A) each such nonqualified deferred compensation plan has, since January 1, 2009, complied in all material respects with the requirements of Sections 409A(a)(2), (3) and (4) of the Code and any Treasury guidance issued thereunder; (B) no material amount under any such nonqualified deferred compensation plan is expected to be subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code; and (C) except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any obligation pursuant to a written agreement to “gross-up” any person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code, (l) each of the Company and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party, and (m) none of the Company or its subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority.
     Section 3.15 Proxy Statement. The proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will not, at the date it is first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives on behalf of Parent or Merger Sub which is contained or incorporated by reference in the Proxy Statement.
     Section 3.16 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Board has taken such action such that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the laws of the Commonwealth of Pennsylvania applicable to the Company (collectively, “Anti-Takeover Statutes”) is applicable to the Merger or the other transactions contemplated by this Agreement.
     Section 3.17 Intellectual Property.
     (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no legal disputes, claims, actions or proceedings, pending or, to the knowledge of the Company, threatened (i) alleging infringement of any

Intellectual Property Rights of any third party by the Company or any of its subsidiaries, or (ii) challenging the ownership or use of the Company IP. To the knowledge of the Company, none of the Company IP infringes any Intellectual Property Rights of any person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, no third parties are infringing any Company IP, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has made any claims alleging that any third party is infringing any Company IP.
     (b) To the knowledge of the Company, the Company or one of its subsidiaries owns the right, title and interest in and to, free and clear of any Liens, or has the right or license to use, all Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except pursuant to the first sale doctrine or a license agreement, reseller agreement or distributor agreement entered into in the ordinary course of business with a third party, no person, other than the Company and its subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Software Products to any third party.
     (c) Section 3.17(c) of the Company Disclosure Schedule contains a true and complete list of all Registered IP owned by the Company or one of its subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fees that are or have become due with respect to such Registered IP on or before the Closing have been or will be timely paid prior to Closing. The Company and its subsidiaries have taken all actions reasonably necessary to maintain the applications and registrations of Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate Governmental Entities.
     (d) Section 3.17(d) of the Company Disclosure Schedule contains a true and complete list of all material licenses and other agreements pursuant to which (i) the Company or any subsidiary is granted rights in any third-party Intellectual Property Rights (excluding any commercially available off-the-shelf non-custom software) that are (A) sold, bundled or distributed with, or embedded, integrated or incorporated into, the Company Software Products, (B) used in the development of any Company Software Product, or (C) used or held for use by the Company or any of its subsidiaries for any other purpose, including for the internal operations of the Company’s or any of its subsidiaries’ respective businesses (collectively, all licenses and agreements listed in Section 3.17(d)(i) of the Company Disclosure Schedule, the “Company Inbound Agreements”), or (ii) the Company or any of its subsidiaries has granted to any person (A) any licenses or rights under any Company IP (other than non-exclusive licenses granted in the ordinary course of business to customers), (B) any rights to resell or otherwise distribute the Company Software Products (collectively, all licenses and agreements listed in Section 3.17(d)(ii) of the Company Disclosure Schedule, the “Company Outbound Agreements”).

     (e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has disclosed, delivered or otherwise provided the source code of any Company Software Product or any material part thereof to a third party pursuant to an escrow arrangement or otherwise. The Company or one of its subsidiaries, as applicable, is in the possession of the source code and object code for all of the Company Software Products.
     (f) Neither the Company nor any of its subsidiaries has granted any currently effective exclusive license with respect to, any Company IP, including any Company Software Products, to any other person.
     (g) To the Knowledge of the Company, Section 3.17(g) of the Company Disclosure Schedule contains a complete and accurate list of all Public Software that is used with, in the development of, or incorporated in the Company Software Products, and for each item of such Public Software identified, specifies the license that the Public Software is licensed under. To the Knowledge of the Company, none of the Company Software Products have been distributed or are being used in conjunction with any Public Software in a manner which would require that such Products be disclosed or distributed in Source Code form or made available at no charge. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License. Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, only the object code relating to any Company Software Products has been licensed or disclosed to any third party.
     (h) To the Knowledge of the Company, the Company IP and other computer software, computer hardware and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its subsidiaries in the conduct of their respective businesses are sufficient in all material respects for the conduct of such business as conducted as of the date hereof.
     (i) All current employees of the Company, and to the Knowledge of the Company all former employees of the Company, that have created or contributed to any Company IP owned by the Company or its subsidiaries have assigned or otherwise transferred to the Company or its subsidiaries all ownership and other rights of such person in any such Intellectual Property Rights developed for the Company or its subsidiaries.
     (j) To the Knowledge of the Company, the participation by the Company and its subsidiaries in any standards setting or other industry organization is in material compliance with all rules, requirements and other obligations of any such organization. Except as set forth in Section 3.17(j) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a member of, or party to, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any

Company IP to any third party. No Company IP has been submitted to such a pool, body, association or organization.
     (k) No federal, state, local or other governmental entity nor any university, college, other educational institution or research center has material rights in or to any material Company IP other than pursuant to a valid, nonexclusive license granted by the Company or any of its subsidiaries.
     (l) The Company or any subsidiary has not granted any warranties with respect to the Company Software Products that materially deviate from the standard warranties the Company provides with respect to such Company Software Products and that are in effect as of the date of this Agreement except for negotiated variations in the duration of warranty periods. During the twelve (12) months prior to the date of this Agreement, the Company and its subsidiaries have not received any warranty claims related to the Company Software Products that are (i) for amounts in excess of $50,000, (ii) claims under any “epidemic failure” or similar clause, or (iii) other material claims outside the ordinary course of business.
     Section 3.18 Environmental Matters.
     (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, and to the knowledge of the Company, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future; (ii) to the knowledge of the Company, Hazardous Materials are not present, except in compliance with Environmental Law or as used in the ordinary course of business, and there have been no releases or threatened releases of Hazardous Materials, at or on any location, including at or on any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its subsidiaries under or relating to any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity or any other person a written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar provision of any analogous state, local or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities or obligations pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) neither the Company nor any of its subsidiaries has assumed, or provided against, any liability or obligation of any other person under or relating to Environmental Laws except as provided in the Real Property Leases.
     (b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.5 and this Section 3.18 are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Materials.
     (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:
          (i) “Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees relating to the protection of the environment, including ambient air, soil, surface water or groundwater, natural resources or human health or safety currently in effect.
          (ii) “Environmental Permits” shall mean all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.
          (iii) “Hazardous Materials” shall mean any substance, waste or material defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable or relevant Environmental Law currently in effect, including petroleum, petroleum products, pesticides, dioxin, polychlorinated biphenyls, asbestos and asbestos containing materials.
     Section 3.19 Contracts.
     (a) Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any Contract (whether written or oral) (i) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that is a material contract relating to material Intellectual Property Rights, other than non-exclusive, off-the-shelf software licenses, and Contracts for the non-exclusive license of products and services to customers in the ordinary course of business; (iii) relating to any Indebtedness of the Company or any of its subsidiaries or mortgages, pledges, or that otherwise places a Lien on any material asset or material group of assets of the Company or its subsidiaries, or any guaranty thereof in excess of $250,000; (iv) that contains provisions that prohibit the Company or any of its subsidiaries from competing in any line of business or geographic area, including contracts with provisions that would, after the Effective Time, in addition to applying to the Company and its subsidiaries, also purport to apply to the Parent and its affiliates (other than the Surviving Corporation and its subsidiaries); (v) that contains non-solicitation provisions binding the Company or any of its subsidiaries; (vi) that contains most favored nations provisions by the Company or any of its subsidiaries; (vii) relating to the disposition or acquisition by the Company or any of its subsidiaries of assets other than in the ordinary course of business consistent with past practices or pursuant to which the Company or any of its subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than the Company’s subsidiaries; (viii) that involves or is likely to involve annual expenditures in excess of $100,000 in the aggregate; (ix) that provides for the lease of any properties or assets of the Company or its subsidiaries with annual lease payments in excess of $100,000; (x) that provides for the advancement or loan to any third party of amounts in excess of $100,000 (excluding, for the avoidance of doubt, trade accounts receivable incurred in the ordinary course of business); (xi) that contains commitments for material product developments; (xii) that contains any warranty agreements with respect to the Company’s or its subsidiaries’ services or products, other than warranties granted in the ordinary course of business; (xiii) that is between or among the Company or any of its subsidiaries, (xiv) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company or prohibits the issuance of guarantees by the Company or any subsidiary of the Company; or (xv) that provides for change-in-control or retention payments or other compensation with any employee of the Company or its subsidiaries providing for aggregate payments to any Person in any calendar year in excess of $50,000. Each Contract of the type described in this Section 3.19(a), whether or not set forth in Section 3.19(a) of the Company Disclosure Schedule, and each Contract set forth in Sections 3.10, 3.11 and 3.17 of the Company Disclosure Schedule is referred to herein as a “Material Contract.” The Company has made available to Parent true and correct copies of all Material Contracts.
     (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract and each Real Property Lease is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract or Real Property Lease expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it to date under each Material Contract and each Real Property Lease, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract or any Real Property Lease and (iv) no other party to such Material Contract or Real Property Lease is, to the knowledge of the Company, in default in any respect thereunder.
     Section 3.20 Affiliate Transactions. Except as set forth in Section 3.20 of the Company Disclosure Schedule and except for director and employment related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, no affiliate, executive officer, employee or director of the Company or any of its subsidiaries or any person that beneficially owns 5% of the Shares, or, to the knowledge of the Company, any relative of any of the foregoing, (i) is a party to any Material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets that is material to the Company and its subsidiaries, taken as a whole, or (ii) has any material interest in any material property owned by the Company or any of its subsidiaries or (iii) is a creditor or debtor of the Company or its subsidiaries.
     Section 3.21 Opinion of Financial Advisor. Piper Jaffray & Co. (the “Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders, a signed copy of which opinion has been provided to Parent. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.
     Section 3.22 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent a true and complete copy of any Contract between the Company and the Financial Advisor, pursuant to which the Financial Advisor could be entitled to any payment from or any right of first offer or similar right with respect to the Company relating to the transactions contemplated hereby.
     Section 3.23 Change of Control. Section 3.23 of the Company Disclosure Schedule sets forth the estimated amount of (i) any compensation, benefit, obligation or remuneration of any kind or nature which is or may become payable to any present or former employee, consultant or director of the Company or any of its subsidiaries or any other person (other than the Financial Advisor), in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby (assuming that the severance obligations pursuant to the agreements set forth in Section 3.23 of the Company Disclosure Schedule are not triggered) and (ii) any earn-out or similar deferred payment obligations to which the Company or any of its subsidiaries is liable, contingently or otherwise, as obligor or otherwise.
     Section 3.24 Major Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule sets forth a list of the top ten customers (the “Major Customers”) and a list of the top ten suppliers (the “Major Suppliers”) of the Company and its subsidiaries, taken as a whole, for each of the last three years, as measured by the dollar amounts of purchases therefrom or thereby and showing the approximate total purchases by such Major Customers from the Company and by the Company from such Major Supplier. To the Company’s knowledge, as of the date hereof, there has not been any material adverse change in the business relationship between the Company and/or its subsidiaries, on the one hand, and any Major Customer or Major Supplier, on the other hand, or any material controversies with any Major Customer or Major Supplier. Neither the Company nor any of its subsidiaries has received written notice, nor do they reasonably believe, that any Major Customer or Major Supplier (i) is contemplating terminating its relationship with the Company and/or its subsidiaries, or (ii) shall stop, or materially decrease the rate of, supplying or buying (as the case may be) materials, products or services to or from (as applicable) the Company and/or its subsidiaries.
     Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

     Section 4.1 Organization.
     (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.
     (b) Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.
     Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub and, immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Department of State of the Commonwealth of Pennsylvania of the PA Articles of Merger as required by the PaBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).
     Section 4.3 No Conflict; Required Filings and Consents.
     (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or result in the creation of any Liens on Parent or Merger Sub or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, (iii) the filing with the Department of State of the Commonwealth of Pennsylvania of the Articles of Merger as required by the PaBCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.
     Section 4.4 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Parent Material Adverse Effect.
     Section 4.5 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 4.6 Brokers. No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
     Section 4.7 Financing. Parent has delivered to the Company true, complete and correct copies of an executed commitment letter from Golden Gate Capital Opportunity Fund, L.P. (the “Equity Financing Commitment”), pursuant to which the investors party thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Equity Financing”). The Equity Financing

Commitment has not been amended or modified prior to the date of this Agreement and as of the date of this Agreement no such amendment or modification is contemplated. As of the date of this Agreement, (i) the commitments contained in the Equity Financing Commitment have not been withdrawn or rescinded in any respect, and (ii) the Equity Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent or Merger Sub, each of the other parties thereto. Assuming the Equity Financing is funded in accordance with the Equity Financing Commitment and together with the Company’s Freely Available Cash (including, without limitation, the Company Cash Deposit), Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing, and (iii) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.
     Section 4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.
     Section 4.9 Ownership of Shares. Neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested shareholder” of the Company, as defined in Section 2553 of the PaBCL.
     Section 4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or the Merger or the transactions contemplated hereby.
     Section 4.11 Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guaranty. As of the date hereof, the Guaranty is in full force and effect and is valid, binding and enforceable obligations of the Guarantor (except to the extent that enforceability may be limited to by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditor’s rights generally or by general principals of equity). As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty.
     Section 4.12 Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any shareholder of the Company (other than employees of the Company and its subsidiaries) would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal; or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any employment Contracts with the Company and its subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Shares, Company Stock Options, or other equity awards to the Company or its subsidiaries or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or any of its subsidiaries or Parent or any of its affiliates.
     Section 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, or unless Parent shall otherwise consent in writing, the business of the Company and its subsidiaries shall be conducted in the ordinary course of business and in a manner consistent in all material respects with past practice. The Company shall and shall cause each of its subsidiaries to use its commercially reasonable efforts to (i) preserve substantially intact its business organization, (ii) preserve in all material respects the present relationships of the Company and its subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or its subsidiaries has material business relations, (iii) keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries, (iv) maintain all assets in good repair and condition (except for ordinary wear and tear), other than those disposed of in the ordinary course of business, (v) maintain all insurance and permits necessary to the conduct of the Company’s business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner, and (vii) maintain, enforce and protect all of the material Company IP in a manner consistent in all material respects with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any of its subsidiaries shall, directly or indirectly, without the prior written consent of Parent in its sole discretion (provided that Parent’s consent shall not be unreasonably withheld or delayed solely with respect to clauses (k), (l), (o) and (s) of this Section 5.1):
     (a) amend or propose any amendment of or otherwise change the Articles of Incorporation or the Bylaws or any similar governing instruments;

     (b) issue, deliver, sell, pledge, dispose of, grant or encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock options, stock appreciation rights, phantom stock, restricted stock units, performance shares or other similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of previously issued Company Stock Options, Company SARs or the vesting of equity awards in accordance with the terms of any Company Plan, or (ii) the issuance of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company);
     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company);
     (d) adjust, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting, settlement or exercise of any grants of Company Stock Options, Company SARs or other equity award pursuant to the terms of a Company Plan or a Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;
     (e) (i) acquire, or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, in one transaction or a series of related transactions, any corporation, partnership, association or other business organization or any interest therein, or division or business thereof, or otherwise acquire any material amount of the operating assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business); (ii) merge or consolidate with any other person; or (iii) liquidate, dissolve, restructure, wind-up or reorganize its business or organize any new subsidiary or affiliate;
     (f) other than in the ordinary course of business consistent with past practice, enter into or amend, modify or supplement on terms materially adverse to the Company and its subsidiaries, taken as a whole, fail to renew, cancel or terminate any Real Property Lease, Material Contract or Contract (which if entered into prior to the date hereof would be a Material Contract), or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Real Property Lease, Material Contract or otherwise);
     (g) make or authorize any new capital expenditures involving more than an aggregate amount of $100,000 per fiscal quarter, except in accordance with the Company’s capital expenditure budget and prior fiscal year carryover amounts set forth in Section 5.1(g) of the Company Disclosure Schedule, or fail to expend funds for budgeted capital expenditures or commitments;

     (h) sell, lease, license, transfer, grant, exchange or swap, mortgage or otherwise encumber, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its or any of its subsidiary’s properties or assets with a value in excess of $100,000 individually or $250,000 in the aggregate or the capital stock of its subsidiaries, other than sales of products and services in the ordinary course of business consistent with past practice and except pursuant to existing agreements in effect prior to the execution of this Agreement and listed on Section 5.1(h) of the Company Disclosure Schedule;
     (i) incur or modify in any material respect the terms of any Indebtedness, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company or acquisitions permitted by clause (e) above), in each case, other than (A) in the ordinary course of business and (B) in an amount not to exceed $100,000;
     (j) (i) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of the Company or such subsidiary, except, solely with respect to non-officer employees, in the ordinary course of business consistent with past practice or required by the terms of a Company Plan in effect as of the date of this Agreement, (ii) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Plan, (iii) enter into, establish, adopt, renew or amend any consulting, employment, bonus, severance, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any of its subsidiaries (other than as required by the terms of a Company Plan in effect as of the date of this Agreement) or terminate any Company Plan, or (iv) pay or award any pension, retirement allowance or other non-equity based incentive awards, or other employee or director benefit or perquisite not required by a Company Plan in effect as of the date of this Agreement; provided, however, that nothing in this Section 5.1(j) shall prohibit the Company or any of its subsidiaries (A) from taking any action relating to the termination or promotion of employees in the ordinary course of business consistent with past practice or (B) from filling a position referenced in Section 5.1(j) of the Company Disclosure Schedule;
     (k) make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
     (l) (i) make any material Tax election, (ii) enter into any material settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any method of Tax accounting or Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;
     (m) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed the amount set forth in Section 5.1(m)

of the Company Disclosure Schedule and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries and any of its or their assets, taken as a whole;
     (n) other than in the ordinary course of business consistent with past practice, pay, discharge, cancel, waive or satisfy any material claims, liabilities or obligations (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any of its Subsidiaries);
     (o) except for customer contracts entered into in the ordinary course of business consistent with past practice, enter into any new or renegotiate any license, agreement or arrangement relating to any Intellectual Property Rights, including for any current or new Third Party Software;
     (p) fail to maintain, enforce or protect any material Company IP, except in the ordinary course of business in all material respects consistent with past practice;
     (q) make any material restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the SEC Reports;
     (r) take, commit to take, or fail to take any action that (i) would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, (ii) would result in any of the conditions to the consummation of the Merger not being satisfied, or (iii) would materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation;
     (s) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or its subsidiaries;
     (t) effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN; or
     (u) authorize, commit to or agree to take any of the actions described in Sections 5.1(a)-(t).
     Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, individually or in the aggregate, have a Parent Material Adverse Effect. During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
     Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Proxy Statement. As soon as reasonably practicable and in no event later than March 14, 2011, the Company shall, with the cooperation of Parent in accordance with this Section 6.1, prepare and file its Proxy Statement with the SEC. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.
     Section 6.2 Shareholders Meeting.
     (a) The Company, acting through the Company Board (or an Authorized Committee thereof), shall (i) as soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of adopting this Agreement (the “Shareholders Meeting”) and (ii) subject to Section 6.4(d), include in the Proxy Statement the Company Recommendation and use its reasonable best efforts to obtain the Company Requisite Vote.
     (b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Shareholders Meeting if this Agreement is terminated.
     Section 6.3 Access to Information.
     (a) From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries, officers, directors and representatives to, afford the officers, employees, and representatives, including financing sources (provided, however, that financing sources may only be provided with material non-public information subject to customary confidentiality undertakings), of Parent reasonable access during normal business hours, consistent with applicable Law, to its officers, properties, offices, and other facilities and to all books and records as Parent, through its officers, employees or representatives, including financing sources, may from time to time reasonably request (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling and that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not materially interfere with the normal operations of the Company). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.
     (b) Parent agrees that it shall not, and shall cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
     (c) Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.3 shall require the Company to disclose any information that, after consultation with legal counsel, the Company concludes in good faith, (i) it is not legally permitted to disclose or the disclosure of which would contravene any Law or Order applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, (ii) the disclosure of which would jeopardize any attorney-client privilege, work product doctrine or other legal privilege, (iii) the disclosure of which would conflict with, violate or cause a default under any existing contract or agreement to which it is a party, or (iv) constitutes any competitively sensitive information or trade secrets of Third Parties; provided, that, in each of the foregoing cases, the parties hereto shall cooperate to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. If any of the information or material furnished pursuant to this Section 6.3 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
     (d) The Non-Disclosure Agreement, dated as of October 7, 2010 (the “Confidentiality Agreement”), by and between the Company and Golden Gate Private Equity, Inc. shall, subject to Section 6.4 of this Agreement, continue to apply with respect to information furnished by the Company, its subsidiaries and the Company’s Representatives hereunder.
     (e) For the avoidance of doubt, the disclosure of information with respect to an Acquisition Proposal shall be exclusively governed by the provisions of Section 6.4.

     Section 6.4 Acquisition Proposals; No-Shop.
     (a) Except as specifically permitted in Section 6.4(d), from the date of this Agreement until the Effective Time, the Company shall not, and shall cause each of its subsidiaries not to, and shall not authorize or permit its Representatives to, directly or indirectly:
          (i) solicit, initiate, facilitate or encourage any inquiries, offers or proposals relating to an Acquisition Proposal;
          (ii) engage in or continue discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its subsidiaries to, any person that has made an Acquisition Proposal;
          (iii) fail to make, withdraw (or not continue to make), modify, qualify or amend the Company Recommendation in any manner adverse to Parent (a “Company Adverse Recommendation Change”);
          (iv) approve, endorse, recommend or publicly propose to recommend any Acquisition Proposal;
          (v) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or
          (vi) enter into any agreement in principle, arrangement, understanding or Contract relating to an Acquisition Proposal other than an Acceptable Confidentiality Agreement.
     (b) Except as specifically permitted in Section 6.4(d), the Company shall, and shall cause each of its subsidiaries to, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any person that has made or indicated an interest or intention to make an Acquisition Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 6.4 and shall instruct its Representatives to notify the Company as promptly as practicable following receipt of an Acquisition Proposal.
     (c) The Company shall notify Parent promptly (and in any event within 24 hours) upon receipt by the Company or any of its subsidiaries (including through a notification by its Representatives) of (i) any Acquisition Proposal, (ii) any request for information relating to the Company or any of its subsidiaries (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide Parent promptly (and in any event within 24 hours) with the identity of such person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request). The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 24 hours) of the status of any such Acquisition Proposal, indication, inquiry or request and any related communications to or by the Company, any of its subsidiaries or its representatives. The Company shall not, and shall cause its subsidiaries not to, enter into any agreement with any person subsequent to the date of this Agreement, which prohibits the Company from providing such information to Parent or requires the Company to negotiate on an exclusive basis (other than with respect to matters in the ordinary course of business and unrelated to an Acquisition Proposal) with such other person. The Company shall not, and shall cause each of its subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill to which it or any of its subsidiaries is a party, and the Company shall, and shall cause its subsidiaries to, seek enforcement of the provisions of any such agreement, in each case, except to the extent the Company Board (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that such action would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law.
     (d) Subject to the Company’s compliance with the provisions of this Section 6.4, and only until the Company Requisite Vote is obtained, the Company and the Company Board (or any Authorized Committee) shall be permitted to:
          (i) engage in discussions with a Person who has made a written Acquisition Proposal not solicited in violation of this Section 6.4 if and only if, prior to taking such action, (A) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law;
          (ii) furnish or disclose any non-public information relating to the Company or any of its subsidiaries to a person who has made a written Acquisition Proposal not solicited in violation of this Section 6.4 if, prior to taking such action, (A) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its financial and legal advisors) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, (B) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law and (C) the Company (1) has caused such person to enter into an Acceptable Confidentiality Agreement and (2) promptly discloses the same such non-public information to Parent if not previously disclosed;
          (iii) in response to the receipt of any written Acquisition Proposal not solicited in violation of this Section 6.4, approve, endorse or recommend an Acquisition Proposal and, in connection therewith, make a Company Adverse Recommendation Change, if (A) the Company Board (or any Authorized Committee) has determined in good faith, after consultation with a nationally-recognized financial advisor (which may be the Financial Advisor) and the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board (or any Authorized Committee) determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the fourth (4th) Business Day following Parent’s receipt of written notice from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Company Board (or such Authorized Committee) is prepared to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new four (4) Business Day period); and provided further that in determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Company Board (or such Authorized Committee) shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal continues to constitute a Superior Proposal; or
          (iv) subject to the termination of this Agreement in accordance with Section 8.3, enter into an agreement providing for the implementation of a Superior Proposal (an “Alternative Acquisition Agreement”).
     (e) Notwithstanding anything to the contrary in this Agreement, the Company Board (and any Authorized Committee) shall be permitted to (i) disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure that it determines in good faith, after consultation with outside legal counsel, is required under applicable Law, provided, however, that neither the Company nor the Company Board shall (x) recommend that the shareholders of the Company tender their Shares in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or (y) withdraw, modify or amend the Company Recommendation, unless in the case of each of clauses (x) and (y), the requirements of Section 6.4(d)(iii) have been satisfied; and provided, further, that any disclosure in connection with the commencement of a tender or exchange offer with respect to the Shares, other than a recommendation against acceptance of such offer or a “stop-look-and-listen” communication to the shareholders of the Company which is limited to the statements described in Rule 14d-9(f) of the Exchange Act, shall be deemed to constitute a Company Adverse Recommendation Change.
     Section 6.5 Employment and Employee Benefits Matters.
     (a) Without limiting any additional rights that any Company Employee may have under any Company Plan, the Surviving Corporation and each of its subsidiaries, as applicable, shall honor and perform those pre-existing change-in-control agreements set forth in Section 3.10(a) of the Company Disclosure Schedule and maintain, for the period commencing at the Effective Time and ending on the date on which the protected period during which the Company Employee would receive benefits if his or her employment is terminated for “Good Reason” or “Without Cause”, as specified in each such change-in-control agreements, lapses or expires (the “Protected Period”), the severance-related and other provisions thereof and to provide 100% of the severance payments and benefits provided thereunder to be delivered to any Company Employee whose employment is terminated during such Protected Period pursuant to circumstances that would give rise to severance payments and benefits under such change-in-control agreements.
     (b) As of and after the Effective Time, the Surviving Corporation shall give Company Employees full credit for purposes of eligibility, participation, and vesting (other than vesting under future equity awards and not for purposes of benefit accruals under any defined benefit pension plans as defined in Section 3(2) of ERISA, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall use commercially reasonable efforts to cause there to be waived any waiting periods or other requirements for participation or coverage (except to the extent such waiting periods or other requirements applied immediately prior to the Closing Date). With respect to each Parent Plan that provides group health benefits, including, without limitation, medical, dental and vision benefits, Parent or its subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations (except to the extent such waiting periods or other requirements applied immediately prior to the Closing Date) and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.
     (c) From and after the Effective Time, the Surviving Corporation will honor and perform, and will, as applicable, cause its subsidiaries to honor, in accordance with its terms (including, without limitation, any terms with respect to amendment, waiver, modification or termination set forth therein except as provided in Section 6.5(a) hereof), (i) each existing Company Plan, and (ii) all obligations in respect of vested and accrued benefits under any Company Plan, in each of the foregoing cases referenced in clauses (i) and (ii) above, to the extent legally binding on the Company or any of its subsidiaries and outstanding as of the date of this Agreement.
     (d) Nothing in this Section 6.5, express or implied, (i) is intended to confer on any person (including any Company Employee) or entity, other than the parties to this Agreement or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement (including, without limitation, any right to employment or continued employment for any period of time or any right to a particular term or condition of employment), or (ii) shall constitute an amendment to any Company Plan.
     Section 6.6 Directors’ and Officers’ Indemnification and Insurance.
     (a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan as in effect on the date hereof and which has previously been made available to Parent, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law). In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent then required by the PaBCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.
     (b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.
     (c) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company is unable to obtain such “tail” insurance policies as of the Effective Time by reason of such “tail” insurance policies being unavailable for purchase for any reason, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
     (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.6 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.
     (e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.
     (f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.6.
     Section 6.7 Further Action; Efforts.
     (a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use (x) its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; and (B) using commercially reasonable efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (y) commercially reasonable efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.
     (b) If applicable, in furtherance and not in limitation of the provisions of Section 6.7(a), each of the parties agrees to prepare and file as promptly as practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to file as promptly as practicable any filings, notifications or reports required under any Foreign Merger Control Laws. Parent shall pay all filing fees for the filings required under the HSR Act by the Company and Parent.
     (c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.
     (d) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:
          (i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by Law or such Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;
          (ii) furnishing to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under Antitrust Laws;
          (iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or such Governmental Entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;
          (iv) consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and
          (v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.
     (e) In addition, each of the parties shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.
     (f) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under Section 6.7(a)(y) to use its commercially reasonable efforts shall not include Parent committing, if necessary, to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Company and any of its subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its subsidiaries prior to the Effective Time; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of the Company as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity necessary, to consummate the transactions contemplated hereby.
     (g) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.
     Section 6.8 Public Announcements. The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, nothing in this Section 6.8 shall limit the Company’s or the Company Board’s rights under Section 6.4.
     Section 6.9 Anti-Takeover Statutes. If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
     Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied.
     Section 6.11 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 6.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.
     Section 6.13 Financing.
     (a) Parent shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in or contemplated by the Equity Financing Commitment and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Equity Financing Commitment without the prior written consent of the Company if such amendments, modifications or waivers would or would reasonably be expected to (w) reduce the aggregate amount of the Equity Financing below the amount which, together with the Company’s Freely Available Cash (including the Company Cash Deposit), is required to consummate the Merger, (x) impose new or additional conditions to the receipt of the Equity Financing, (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (z) adversely impact the ability of Parent or

Merger Sub to enforce its rights against the other parties to the Equity Financing Commitment (provided, that, for the avoidance of doubt, Parent and Merger Sub may replace or amend the Equity Financing Commitment to add investors or similar entities, if the addition of such additional parties, individually or in the aggregate, would not prevent or materially delay or impair the availability of the financing under the Equity Financing Commitment or the consummation of the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice: (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to any Equity Financing Commitment or definitive document related to the Equity Financing of which Parent or Merger Sub become aware; (B) of the receipt of any written notice or other written communication from any party to any Equity Financing Commitment with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Equity Financing or any provisions of the Equity Financing Commitment or any definitive document related to the Equity Financing; and (C) if Parent or Merger Sub will not be able to obtain all or any portion of the Equity Financing on the terms, in the manner or from the sources contemplated by the Equity Financing Commitment or the definitive documents related to the Equity Financing. As soon as reasonably practicable, after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide notice of the circumstances referred to in clauses (A), (B) or (C) of the immediately preceding sentence.
     (b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its subsidiaries to, and shall use its commercially reasonable efforts to cause its Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary, proper or advisable in connection with obtaining any debt financing that it elects to seek, including: (a) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (b) assisting with the preparation of materials for rating agency presentations, bank information memoranda, business projections and similar documents reasonably necessary, proper or advisable in connection with such debt financing; (c) furnishing Parent and Merger Sub with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably required in connection with such debt financing (all such information in this clause (c), the “Required Information”); (d) taking all actions reasonably necessary to permit the lenders involved in the debt financing to evaluate the Company’s and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements; (e) executing and delivering any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral, provided that such documents will not take effect until the Effective Time; and (f) taking all corporate actions reasonably necessary to permit the consummation of such debt financing and to permit the proceeds thereof, together with the cash at the Company and its subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with the performance of the provisions of this Section 6.13(b).

     (c) Parent and Merger Sub acknowledge and agree that the obtaining of the financing of any kind is not a condition to Closing.
     Section 6.14 Stock Exchange Delisting. Each of the Company and Parent shall take such actions reasonably required prior to the Effective Time to cause the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time. Notwithstanding the foregoing, the Company shall cause the continued trading and quotation of the Company Common Stock on NASDAQ during the term of this Agreement.
     Section 6.15 Parent Vote.
     (a) Parent shall be present for the purposes of a quorum and shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).
     (b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 1766 of the PaBCL and in its capacity as the sole shareholder of Merger Sub, a written consent adopting the Agreement.
ARTICLE VII
CONDITIONS OF MERGER
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
     (a) Shareholder Approval. This Agreement shall have been duly adopted by the Company Requisite Vote in accordance with the applicable Law and the Articles of Incorporation and the Bylaws.
     (b) Regulatory Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.
     (c) No Injunctions or Restraints. No applicable Law shall prohibit the consummation of the Merger and there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Merger may not be consummated as provided herein, no proceeding or lawsuit shall be pending by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially impair or delay or restructure the transactions contemplated hereby.

     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following additional conditions:
     (a) Representations and Warranties. (i) All representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (except in the case of Section 3.15, without giving effect to any materiality or Material Adverse Effect qualification for purposes of a determination of any breach of such other representations and warranties) at and as of the Closing as though then made (except for changes permitted by or necessitated by compliance with this Agreement and except that those representations and warranties made as of a specified date need be true and correct in all respects only as of the specified date); provided that, (x) in the event of a breach of a representation or warranty of the Company other than an Identified Company Representation, the condition set forth in this Section 7.2(a) shall be deemed satisfied unless the effect of all such breaches of such representations and warranties (other than the Identified Company Representations) taken together has had, or is reasonably expected to have, a Material Adverse Effect and (y) with respect to breaches of the Identified Company Representations set forth in Section 3.3, Section 3.10(g), Section 3.10(j), Section 3.22 and Section 3.23, the condition set forth in this Section 7.2(a) shall be deemed satisfied if the failure of such representations and warranties to be correct in all respects has not resulted and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their affiliates, individually or in the aggregate, of more than $250,000; and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.
     (b) Performance of Obligations of the Company. The Company shall have performed (i) in all respects, all obligations required to be performed by it under Section 2.3 hereof at or prior to the Closing Date, and (ii) in all material respects, all obligations required to be performed by it under this Agreement (other than those set forth in Section 2.3) at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.
     (c) No Material Adverse Effect. No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had, or is reasonably expected to have, a Material Adverse Effect.
     (d) No Pending Litigation. There shall not be pending by or before any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated hereby or (iii) seeking to impose limitations on the ability of Parent, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Company Common Stock, including, without limitation, the right to vote Company Common Stock on all matters properly presented to the shareholders of the Company.

     (e) Director Resignations. At the Closing, the Company shall deliver signed letters of resignation from each member of the Company Board (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each subsidiary of the Company) pursuant to which each such director resigns from his or her position as a director of the Company (and/or any such subsidiary, as applicable) and makes such resignation effective at or prior to the Effective Time.
     Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of each of the following additional conditions:
     (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (A) at and as of the date hereof and (B) at and as of the Closing as though then made (except for changes permitted by or necessitated by compliance with this Agreement and except that representations and warranties made as of a specified date need be true and correct only as of the specified date), without giving effect to any materiality or Parent Material Adverse Effect qualification, except where such failure of such representations or warranties to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect; and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.
     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.
     Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.7 and 6.13.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.
     Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing:
     (a) if the Merger has not been consummated on or before May 31, 2011 (the

“Termination Date”) except that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Mergers by such date;
     (b) (i) if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Shareholders Meeting (or adjournment or postponement thereof) and the Company Requisite Vote is not obtained upon a vote taken thereon or (ii) if this Agreement has not been submitted to the shareholders of the Company for adoption at a duly convened Shareholders Meeting, by the date that is five (5) calendar days prior to the Termination Date;
     (c) if any applicable Law prohibits consummation of the Merger; or
     (d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger and such Order has become final and nonappealable.
     Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by written notice of the Company:
     (a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement (including, but not limited to, Section 6.4 herein), to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; and (ii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 8.5.
     (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (ii) two (2) Business Days prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) not to be capable of being satisfied; or
     (c) if all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days of the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready and willing to consummate on that date.
     Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if
     (a) the Company Board (i) shall have made a Company Adverse Recommendation Change, (ii) fails to include in the Proxy Statement when mailed the Company Recommendation, (iii) fails to call the Shareholders Meeting or fails to mail the Proxy Statement within five (5)

Business Days after being cleared by the SEC (or in the case of no comments by the SEC, within five (5) Business Days after the tenth (10th) calendar day from the date of the initial filing of the preliminary Proxy Statement), or (iv) fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by Parent or any of its affiliates), including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten (10) Business Days after commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act);
     (b) the Company enters into, or publicly announces its intention to enter into, an Alternative Acquisition Agreement;
     (c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (ii) two (2) Business Days prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to Section 8.4(c) if Parent is then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 7.3(a) or 7.3(b) not to be capable of being satisfied; or
     (d) there shall have been a material breach of Section 6.2 or Section 6.4.
     Section 8.5 Effect of Termination and Abandonment.
     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that the provisions set forth in this Section 8.5, Section 8.6, Section 6.13(b) (with respect to Parent’s reimbursement and indemnification obligations) and Section 9.1, the Confidentiality Agreement and the Guaranty (to the extent set forth therein) shall survive the termination of this Agreement.
     (b) In the event that:
          (i) (x) this Agreement is terminated pursuant to Section 8.2(a) or Section 8.4(c), (y) any person shall have made or publicly disclosed an intention to make an Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal, to the extent publicly disclosed, shall not have been publicly withdrawn prior to such termination, and (z) prior to or within twelve (12) months of such termination the Company shall have consummated any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of each of this clause (z) and clause (A) below, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);
          (ii) (x) this Agreement is terminated pursuant to Section 8.2(b), (y) any person shall have publicly made or publicly disclosed an intention to make an Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or at least 10 Business Days prior to the Shareholders Meeting, and (z) prior to or within twelve (12) months of such termination the Company shall have consummated any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of each of this clause (z) and clause (A) below, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);
          (iii) this Agreement is terminated by Parent pursuant to Section 8.4(a), 8.4(b) or 8.4(d); or
          (iv) this Agreement is terminated by the Company pursuant to Section 8.3(a);
then the Company shall pay Parent or its designee (A) in the case of clauses (i) and (ii) above, if this Agreement has been terminated by the Company, then immediately prior to and as a condition to such termination, and if this Agreement has been terminated by Parent, within (2) Business Days following such termination, an amount equal to the Expenses of Parent, Merger Sub and their affiliates (not to exceed $1,000,000), and within two (2) Business Days prior to and as a condition to the consummation by the Company of any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in subclause (i)(z) or (ii)(z), as applicable, above), 100% of the Termination Fee (as defined below) minus the Expenses of Parent, Merger Sub and their affiliates previously paid pursuant to this clause, (B) in the case of clause (iii) above, no later than two (2) Business Days after the date of such termination, 100% of the Termination Fee, and (C) in the case of clause (iv) above, immediately prior to or substantially concurrently with and as a condition to the effectiveness of such termination, 100% of the Termination Fee, in each case by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion (excluding, for the avoidance of doubt, the two installment payments contemplated by the preceding clause (A)). “Termination Fee” shall mean an amount equal to $3,000,000, plus the Expenses of Parent, Merger Sub and their affiliates (not to exceed $1,000,000).
     (c) In the event that this Agreement is terminated by Parent pursuant to Section 8.2(b) or 8.4(c), then the Company shall, within two (2) Business Days after the date of such termination, pay to Parent or its designee an amount equal to the Expenses of Parent, Merger Sub and their affiliates (not to exceed $1,000,000) by wire transfer of immediately available funds; provided that Parent, Merger Sub or its affiliates shall only be entitled to a single recovery of its Expenses pursuant to this Section 8.5(c) and Section 8.5(b) and the Company shall not be obligated to reimburse the Expenses of Parent, Merger Sub or its affiliates pursuant to each of this Section 8.5(c) and Section 8.5(b).
     (d) In the event that this Agreement is terminated pursuant to:
          (i) Section 8.3(b); or
          (ii) Section 8.3(c);

     then Parent shall, within two (2) Business Days after the date of such termination, pay or cause to be paid to the Company, an amount equal to $4,000,000 (the “Parent Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).
     (e) (i) Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant Section 8.5(b), Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 8.5(b), together with any amounts payable pursuant to Section 8.5(f), and upon payment in full of such amount, none of Parent nor Merger Sub or any of their respective affiliates nor any other person shall have any rights or claims against the Company or any of its affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby.
     (ii) Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing for any reason or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, the Guarantor and any of their respective former, current or future general or limited partnership, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (collectively, the “Parent Related Parties”; provided, that for the avoidance of doubt, the term “Parent Related Parties” shall not include Parent, Merger Sub or any of their subsidiaries) for any breach, loss or damage shall be to terminate this Agreement and, to the extent and only to the extent provided by Section 8.5(c) or pursuant to the Guaranty, as applicable, to receive payment of the Parent Fee from Parent (or Guarantor under the Guaranty), together with any amounts payable pursuant to Section 8.5(f), and upon payment in full of such amounts, neither the Company nor any other person shall have any rights or claims against any Parent Related Parties under or relating to this Agreement, the Equity Financing Commitment or the Guaranty or the transactions contemplated hereby or thereby, nor shall the Company or any other person be entitled to bring or maintain any other claim, action or proceeding against the Parent Related Parties arising out of this Agreement, the Equity Financing Commitment or the Guaranty, any of the transactions contemplated hereby or thereby.
     (f) If the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.5, and, in order to obtain the payment, Parent or the Company, as the case may be, commence litigation or arbitration which results in a judgment (or any settlement payment) against the other party for the payment set forth in this Section 8.5, such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of JPMorgan Chase & Co. in effect on the date such payment was required to be made plus five percent (5%) per annum through the date such payment was actually received.
     (g) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. The parties acknowledge that the Termination Fee and the Parent Fee, in the circumstances in which such fees become payable, constitute liquidated damages and are not a penalty. Each of the Termination Fee, the Parent Expenses amount and the Parent Fee provided for in this Section 8.5 is payable under the terms provided in this Section 8.5 whether or not there has been any breach of this Agreement.
     (h) The party seeking to terminate this Agreement pursuant to Sections 8.2, 8.3 or 8.4, as applicable, shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is effected. Except as otherwise provided in this Article VIII, any valid termination of this Agreement pursuant to Sections 8.2, 8.3 or 8.4, as applicable, shall be effective immediately upon the delivery of notice of the terminating party to the other party or parties hereto, as applicable. In the event of a valid termination of this Agreement pursuant to Section 8.2, 8.3 or 8.4, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except that the provisions set forth in this Section 8.5, Section 8.6, Section 6.13(b) (with respect to Parent’s reimbursement and indemnification obligations) and Section 9.1, the Confidentiality Agreement and the Guaranty (to the extent set forth therein) shall survive the termination of this Agreement.
     Section 8.6 Expenses. Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby.
     Section 8.7 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Closing, whether before or after adoption of this Agreement by the shareholders of the Company; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which by applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     Section 8.8 Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Guaranty), shall survive the Closing, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Closing and (b) those contained in this Article IX.
     Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(c)	if to Parent or Merger Sub: c/o Golden Gate Capital One Embarcadero Center, 39th Floor San Francisco, California 94111 Attention: John Knoll Facsimile: (415) 983-2701 E-Mail: jknoll@goldengatecap.com with an additional copy (which shall not constitute notice) to:
Kirkland & Ellis, LLP 555 California Street, Suite 2700 San Francisco, CA 94104 Attention: Stephen D. Oetgen Facsimile: 415-439-1500 E-Mail: stephen.oetgen@kirkland.com
(d)	if to the Company:

Tollgrade Communications, Inc.
3120 Unionville Road
Suite 400
Cranberry Township, PA 16066
Attention: Jennifer M. Reinke, General Counsel
Facsimile: (724) 720-1580
E-mail: jreinke@tollgrade.com
with an additional copy (which shall not constitute notice) to:
Reed Smith LLP

225 Fifth Avenue Pittsburgh, PA 15222 Attention: David L. DeNinno, Esq. Facsimile: 412 288 3063 E-mail: ddeninno@reedsmith.com
All such notices, requests, claims, demands and other communications shall be deemed received, if delivered via facsimile or e-mail, the date of transmission (transmission confirmed) if sent prior to 5:00 p.m. on a Business Day (and if sent after 5:00 p.m. on a Business Day, then on the next succeeding Business Day) and, if delivered via hand or registered or certified mail, on the date of receipt by the recipient thereof.
     Section 9.3 Certain Definitions. For purposes of this Agreement, the term:
     (a) “Acceptable Confidentiality Agreement” means an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution of this Agreement, in either case containing provisions that require any counterparty(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company and its subsidiaries to keep such information confidential; provided, in the case of clause (ii) that such agreement shall (x) not prohibit the Company from providing information to Parent or require the Company to negotiate on an exclusive basis with such counterparty(ies) thereto (and any of its(their) representatives named therein) and (y) contain such terms and conditions that are substantially the same as those contained in the Confidentiality Agreement.
     (b) “Acquisition Proposal” means, any proposal, offer, indication of interest or inquiry relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its subsidiaries representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole (other than a merger involving only the Company and one or more of its wholly-owned subsidiaries), (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company or any of its subsidiaries, including by way of a tender offer or exchange offer, (iv) a liquidation or dissolution of the Company, (v) a reorganization or recapitalization of the Company, other than any such transaction that does not involve a transfer of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of the voting power of the capital stock of the Company, or (vi) any other transaction having a similar effect to those described in clauses (i) — (v), including any other transaction the consummation of which is reasonably likely to impede, interfere with, prevent or materially delay the Merger, in each case other than the transactions contemplated by this Agreement.
     (c) “Action” means any actual or threatened claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative.
     (d) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.
     (e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
     (f) “Authorized Committee” means a special committee or any other committee of the Company Board given power by the Company Board for any purpose under this Agreement.
     (g) “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
     (h) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in Pittsburgh, Pennsylvania.
     (i) “Company IP” means all Intellectual Property Rights used or held for use in the operation of the business of the Company or any of its subsidiaries as currently conducted.
     (j) “Company Related Parties” means, collectively, Company and its subsidiaries and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, shareholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, affiliate or assignee of any of the foregoing.
     (k) “Company Software Products” means all material Software products developed and owned by the Company or any of its subsidiaries that are (i) offered for license by the Company or any of its subsidiaries or (ii) used in the conduct of their respective businesses.
     (l) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
     (m) “Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred or payable by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

     (n) “Identified Company Representations” means the representations or warranties of the Company set forth in Section 3.1(a) and (b) (Organization and Qualification), Section 3.3 (Capitalization) (other than changes in Section 3.3(a) relating to the exercise of Company Stock Options or Company SARs granted on or prior to the date hereof and the issuance of Shares upon the exercise of Company Stock Options or Company SARs granted on or prior to the date hereof), Section 3.4 (Authority), Section 3.10(g) (280G), Section 3.10 (j) (Severance Obligations), Section 3.15 (Proxy Statement), Section 3.16 (Takeover Statutes), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Brokers) and Section 3.23 (Change of Control).
     (o) “Indebtedness” means, with respect to the Company and its subsidiaries, (i) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to generally agreed accounting principles, (iv) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (vi) guarantees and similar commitments relating to any of the foregoing items, and (vii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.
     (p) “Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks, trademark and service mark registrations and applications, trade dress, logos, slogans and trade names, whether or not registered, and all goodwill associated therewith; (iv) copyrights, copyrightable works, copyright registrations and applications, rights in databases and related rights, whether or not registered; (v) mask works; (vi) Software; (vii) Internet domain names and Internet websites and the content thereof, (viii) trade secrets, confidential, technical and business information, and know-how; (ix) all rights to any of the foregoing provided by bilateral or international treaties or conventions; (x) all other intellectual property or proprietary rights; and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     (q) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(q)(i) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent.
     (r) “Material Adverse Effect” means any event, change, occurrence, circumstance or developments or effect that individually or in the aggregate, (A) prevents or materially delays, or is reasonably expected to prevent or materially delay, the ability of the Company and its subsidiaries to perform their respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (B) would have or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than, solely with respect to clause (B) of this definition, any event, change, occurrence, circumstance or developments or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) changes in any applicable accounting regulations or principles or interpretations thereof, (iv) any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, (vii) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5, and to the extent related thereto, the condition in Section 7.1(a)), (viii) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (ix) any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries, in each case which is required by this Agreement or (x) any actions taken at the request of Parent or Merger Sub, except in the case of each of clauses (i) through (iii) and (vi), to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants.
     (s) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity (including a “person” as defined in Section 13(d)(3) of the Exchange Act).
     (t) “Registered IP” means all material U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reexaminations, reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; and (iv) domain name registrations. Notwithstanding the foregoing, Registered IP does not mean any patent, patent application, trademark, or trademark application that was intentionally abandoned, or a decision to abandoned has been made, by the Company or any of its subsidiaries in the reasonable business judgment of the Company or such subsidiary.
     (u) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, financing sources, agents and other representatives of Parent or the Company, as applicable, and their respective subsidiaries.
     (v) “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all documentation, including user documentation, user manuals, specifications and training materials, relating to any of the foregoing.
     (w) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
     (x) “Superior Proposal” means a bona fide written Acquisition Proposal (with references in the definition of the term “Acquisition Proposal” to the figure “20%” deemed to be replaced by the figure “50%”) that (i) the Company Board (or any Authorized Committee) determines, in its good faith judgment, (after consultation with its financial advisors and its outside legal counsel) would, if consummated, result in a transaction (A) that offers for each Share an amount in consideration greater than the Merger Consideration as of the date of determination, and (B) that is, in light of all of the terms of such proposal, more favorable to the Company than the transactions contemplated by this Agreement, including the Merger, or in any other binding proposal made by Parent after Parent’s receipt of notice of a proposed Company Adverse Recommendation Change in response to a Superior Acquisition Proposal, and (ii) the Company Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated in a timely manner on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal (including, without limitation, the identity and nature of the proposing party), and for which financing, if a cash transaction (whether in whole or in part), is then fully committed on terms no more conditional than the terms of the transactions contemplated by this Agreement and the Equity Financing Commitment taken as a whole.
     (y) “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.
     (z) “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
     (aa) “Third Party” means any person other than Parent, Merger Sub or any affiliates thereof.
     Section 9.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.
     Section 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Confidentiality Agreement and the Guaranty constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.
     Section 9.6 Parties in Interest. Parent and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the Company, Parent and Merger Sub. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except (but in any case contingent upon the Effective Time): (a) as provided in Section 6.6 and (b) the rights of holders of Shares to receive the Merger Consideration set forth in Article II.
     Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania (without giving effect to choice of law principles thereof).
     Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 9.10 Enforcement; Jurisdiction.
     (a) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby,

or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Company does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, subject to Section 8.5 and Section 9.10(b), prior to the valid termination of this Agreement, Parent shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which Parent is entitled at law or in equity. Without limiting the foregoing, but subject to the provisions of Section 8.5 and Section 9.10(b), in the event of any breach of this Agreement by the Company, each of Parent and Merger Sub retain the right to pursue any and all remedies available at law, in equity, in contract or otherwise, including without limitation specific performance and monetary damages. The Company agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that Parent and Merger Sub have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
     (b) Without limiting the rights of Parent or its affiliates under and to the extent provided in this Section 9.10, Parent and Merger Sub acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of Parent or its affiliates, any of the Company Related Parties (other than the Company to the extent provided in this Agreement), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Company Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. Without limiting the rights of the Company under and to the extent provided in this Section 9.10, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its affiliates, any of the Parent Related Parties (other than Parent and Merger Sub to the extent provided in this Agreement and the Guarantor to the extent provided in the Guaranty), through either Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Guarantor or any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Related Party (including any general partner or managing member)) under and to the extent provided in the Guaranty and subject to the limitations described therein. Recourse against the Guarantor under the Guaranty shall be the sole and exclusive remedy of the Company and its affiliates against the Guarantor and any other Parent Related Party (other than Parent and Merger Sub to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby.
     (c) Each of the parties hereto irrevocably agrees that any Action arising out of or relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Common Pleas of Allegheny County, Commonwealth of Pennsylvania and any state appellate court therefrom within the Commonwealth of Pennsylvania (or, if the Court of Common Pleas declines to accept jurisdiction over a particular matter, any state or federal court within Allegheny County, Commonwealth of Pennsylvania). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives (to the fullest extent permitted by applicable Law), and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.10, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each of the parties hereto agrees that notice or the service of process in any Action arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.
     Section 9.11 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     Section 9.12 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES UNDER THE EQUITY FINANCING COMMITMENT) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TALON HOLDINGS, INC.
BY:	/s/ John Knoll
	Name:	John Knoll
	Title:	Secretary

TALON MERGER SUB, INC.
BY:	/s/ John Knoll
	Name:	John Knoll
	Title:	Secretary

TOLLGRADE COMMUNICATIONS, INC.
BY:	/s/ Edward H. Kennedy
	Name:	Edward H. Kennedy
	Title:	Chief Executive Officer

EXHIBIT A
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TOLLGRADE COMMUNICATIONS, INC.
1. Name. The name of the Corporation is Tollgrade Communications, Inc.
2. Address of Registered Office. The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 3120 Unionville Road, Suite 400, Cranberry Township, Butler County, PA 16066.
3. Business Corporation Law of 1988. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.
4. Capital Stock. (a) Generally. The authorized capital stock of the Corporation shall be: 50,000,000 shares of Common Stock, par value of $.20 per share, and 10,000,000 shares of Preferred Stock, par value of $1.00 per share.
     (b) No Cumulative Voting. Shareholders shall not be entitled to cumulative voting rights in the election of directors.
5. Uncertificated Shares. Every class and series of shares, or any part thereof, may be uncertificated. Any share that is represented by a certificate on the date hereof shall only be entitled to be uncertificated after it is first surrendered to the corporation.
6. Personal Liability of Directors and Officers. (a) Limitation on Liability of Directors. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.
     (b) Officers: Standard of Care and Personal Liability. An officer of the Corporation shall perform his duties as an officer in good faith, and in a manner he reasonably believes to be in the best interests of the Corporation, so long as his performance does not constitute self-dealing, willful misconduct or recklessness. A person who so performs his duties shall not be liable by reason of having been an officer of the Corporation. The provisions of this paragraph (b) shall not apply to (i) the responsibility or liability of an officer pursuant to any criminal statute or (ii) the liability of an officer for the payment of taxes pursuant to Federal, State or local law.
     (c) Nature and Extent of Rights. The provisions of this Article shall be deemed to be a contract with each director and officer of the Corporation who serves as such at any time while this Article is in effect, and each director and officer shall be deemed to be so serving in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any bylaw or provision of the Second Amended and Restated Articles of Incorporation of the Corporation which has the effect of increasing director or officer liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a director or officer prior thereto.